UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2017 (October 5, 2017)

Drone USA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55789	30-0967943
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

16 Hamilton Street, West Haven, CT 06516

(address of principal executive offices) (zip code)

                       (203) 220-2296

(registrant’s telephone number, including area code)

_________________________________________________

(former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01    Entry into a Material Definitive Agreement.

On October 5, 2017 the registrant, Drone USA, Inc. (“Drone USA”), entered into a Securities Purchase Agreement with Power Up Lending Group Ltd. (“Power Up”) under which Drone USA received approximately $78,500 net of fees and expenses in return for issuing a convertible promissory note (the “Note”) in the principal amount of $100,000. Power Up received a right of first refusal for the first nine months from the date of the Note to provide any debt or equity financing less than $150,000. The Note bears interest at 10% per annum and has a maturity date of July 15, 2018. The Note may be prepaid at a premium ranging from 112% to 137% depending on the length of time following the date of the Note. The Note is convertible after 180 days into shares of Drone USA common stock at a discount of 35% of the average of the two lowest closing bid prices of Drone USA’s common stock 15 days prior to the date of conversion and the maximum number of shares issued to Power Up may not exceed 4.99% of the issued and outstanding shares of Drone USA common stock. The Note is subject to customary default provisions, including a cross default provision. Michael Bannon entered into a confession of judgment in the principal amount of the Note. The foregoing is a summary of the terms of the Securities Purchase Agreement and the Note and is qualified in its entirety by the Securities Purchase Agreement and the Note attached hereto and incorporated herein as Exhibits 10.1 and 10.2, respectively.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits: The following exhibits are filed with this report:

Exhibit No.	Description
10.1	Securities Purchase Agreement dated October 5, 2017 between Drone USA, Inc. and Power Up Lending Group Ltd.

10.2	Convertible Promissory Note dated October 5, 2017 Issued by Drone USA, Inc. to Power Up Lending Group Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2017	Drone USA, Inc.

	By:	/s/ Michael Bannon
Name: Michael Bannon
Title: President and CEO